                        COMPUTATION OF EARNINGS PER SHARE
                                    UNAUDITED

                           DILUTED EARNINGS PER SHARE


                                                                              Three Months Ended
                                                                                   March 31,
                                                                          2000                       1999
                                                                          ----                       ----


Weighted average shares outstanding--basic                               26,345,353                26,395,692

Plus incremental shares from assumed conversions                          2,293,365                 1,017,398
                                                                      -------------             -------------

Number of shares for computation of diluted
      net income (loss) per share                                        28,638,718                27,413,090

Net income (loss)                                                     $  (1,526,071)            $   2,793,748
                                                                      -------------             -------------



Diluted net income (loss) per share                                   $       (0.05)            $        0.10
                                                                      =============             =============